Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-82402


                           PROSPECTUS SUPPLEMENT NO. 2
                       (TO PROSPECTUS DATED JULY 1, 2002)

                            ATX COMMUNICATIONS, INC.
                            -------------------------
                             SHARES OF COMMON STOCK
                            -------------------------


     This Prospectus Supplement No. 2 supplements and amends the Prospectus dated July 1, 2002, and amended on July 2, 2002, relating to the shares of common stock, par value $ 0.01 per share, of ATX Communications, Inc., including the associated rights to purchase Series A Junior Participating Preferred Stock of ATX Communications, Inc.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in a current report on Form 8-K, dated July 15, 2002.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the Common Stock.

         Prospective investors should carefully consider matters discussed under the caption "RISK FACTORS" beginning on page 9 of the prospectus.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement No. 2 is July 16, 2002.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) July 15, 2002
                                                          -------------


                            ATX COMMUNICATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)


          Delaware                    000-49899                13-4078506
  (State or Other Jurisdiction       (Commission            (IRS Employer
     of Incorporation)               File Number)         Identification No.)

           110 East 59th Street, 26th Floor, New York, New York 10022
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's Telephone Number, including area code (212) 906-8485
                                 --------------

                              CORECOMM HOLDCO, INC.
                              ---------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS.

On July 11, 2002, the stockholders of the Registrant approved a change of the name of the Registrant from "CoreComm Holdco, Inc." to "ATX Communications, Inc." The name change was made effective on July 15, 2002.

The press release issued by the Registrant on July 15, 2002, describing the name change and attached hereto as Exhibit 99.1 is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

  99.1   Press release, issued July 15, 2002

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ATX COMMUNICATIONS, INC.
                                    (Registrant)


                                    By: /s/ Michael A. Peterson
                                        ---------------------------------------
                                    Name:   Michael A. Peterson
                                    Title:  Executive Vice President -
                                            Chief Operating Officer and
                                            Chief Financial Officer


Dated: July 15, 2002

                                 EXHIBIT INDEX
                                 -------------
Exhibit

99.1      Press release, issued July 15, 2002

                                                                  Exhibit 99.1

[ATX logo]

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:    Melissa Kaufman  (800) 220-2892
                         mail:  Melissa.Kaufman@atx.com      www.atx.com

     CORECOMM HOLDCO, INC. COMPLETES NAME CHANGE TO ATX COMMUNICATIONS, INC.
    ------------------------------------------------------------------------

New York, NY - July 15, 2002 - CoreComm Holdco, Inc. (Nasdaq: COMMD), a leading integrated communications provider, announced today that it has completed the process to change the name of the company to ATX Communications, Inc. The formal transition to the ATX name follows the successful completion of a recapitalization effort in which the Company significantly strengthened its balance sheet and operations.

"For nearly two decades, ATX has been a profitable, service-oriented business that people and organizations trust to help them achieve their objectives," commented Thomas Gravina, President and Chief Executive Officer. "With all of the success we've enjoyed, dating from our inception in the mid-1980s to our recent and dramatic operational improvements, we're extremely pleased to extend the ATX name and 17-year heritage to represent our entire business."

ATX Communications, Inc. reflects the Company's 17-year history and position as a valued resource to businesses and consumers. The Company and its Commercial Division, founded in 1985 as ATX Telecommunications Services, have a proven track record, as well as valuable assets that include an expanding network infrastructure, a team of approximately 1,300 knowledgeable and dedicated employees, and a loyal and growing base of approximately 400,000 commercial and residential customers.

"Over the years, ATX has enriched the lives of many people," continued Gravina. "Through customers, vendors, family, and friends, ATX has been a vital part of the community for a long time. We look forward to carrying on the traditions and victories that have made ATX a leader in its field."

About ATX Communications, Inc.
Founded in 1985, ATX is a facilities-based integrated communications provider offering local exchange carrier and inter-exchange carrier telephone, Internet, e-business, high-speed data, and wireless services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. ATX currently serves approximately 400,000 business and residential customers. For more information on ATX, please visit www.atx.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: In addition to the historical information presented, this release also includes certain forward-looking statements concerning the future development of the business. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.

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